EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                MEDTRONIC, INC.
                                  (Unaudited)
                                 (in thousands)


                                     THREE MONTHS ENDED      NINE MONTHS ENDED
                                      JAN. 27,  JAN. 28,     JAN. 27,  JAN. 28,
                                        1995      1994         1995     1994

           PRIMARY

Shares outstanding:
  Weighted average outstanding        115,048   114,437      115,173   114,810
  Share equivalents (1)(2)              1,426     1,136        1,204       903
    Adjusted shares outstanding (2)   116,474   115,573      116,377   115,713


        FULLY DILUTED

Shares outstanding:
  Weighted average outstanding        115,048   114,437      115,173   114,810
  Share equivalents (1)(2)              1,869     1,366        1,869     1,366
    Adjusted shares outstanding (2)   116,917   115,803      117,042   116,176



(1)     Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.